Exhibit 10.11

FIRST AMENDMENT TO

TRANSITION FUNDING, SUPPORT AND SERVICES AGREEMENT

This First Amendment To Transition Funding, Support and Services Agreement (this “First Amendment”) is made and entered into as of August 24, 2023 (the “First Amendment Effective Date”), between Vivani Medical, Inc., a Delaware corporation (“Parent”), and Cortigent, Inc., a Delaware corporation (“Cortigent”). Parent and Cortigent are sometimes referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms used herein but not defined herein shall have the same meaning as set forth in the Agreement (as defined below).

WHEREAS, Parent and Cortigent are parties to that certain Transition Funding, Support and Services Agreement, dated as of March 19, 2023 (the “Agreement”); and

WHEREAS, pursuant to Section 9.9 of the Agreement, the Parties wish to amend the Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties do hereby agree and amend the Agreement as follows:

1.          Amendment.

a.	Schedule 1.3 to the Agreement is hereby deleted in its entirety.

b.	Section 1.3 of the Agreement is hereby deleted and replaced in its entirety as follows:

“Payment of Funding Support Payments; Invoices. After the Effective Date and during the Funding Support Term, upon request by Cortigent for Funding Support Payments necessary to support Cortigent’s activities, Parent shall promptly pay to Cortigent the applicable Funding Support Payment by electronic funds transmission in U.S. dollars to the account designated by Cortigent. Promptly, but no later than ten (10) business days following the Effective Date, Parent shall submit an invoice to Cortigent detailing all Funding Support Payments made by Parent to or on behalf of Cortigent from the period commencing on January 1, 2023 until the Effective Date.

c.	Schedule 1.4 attached hereto is hereby added to the Agreement as Schedule 1.4.

d.	Section 1.4 of the Agreement is hereby deleted and replaced in its entirety as follows:

“Repayment of Funding Support Payments. Within ten (10) business days following expiration of the Funding Support Term, Cortigent shall pay to Parent an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) by electronic funds transmission in U.S. dollars to the account designated by Parent. Upon the expiration of the Funding Support Term, Cortigent shall issue to Parent a Promissory Note in the form attached hereto as Schedule 1.4 (the “Promissory Note”), providing for, among other things, the repayment of certain principal and interest payments by Cortigent to Parent on the terms and conditions set forth therein. “Cumulative Repayment Amount” means the total amount payable to Parent by Cortigent under this Section 1.4 and as set forth in the Promissory Note. For the avoidance of doubt, Cortigent shall not be obligated to repay Parent for any Funding Support Payments that exceed the Cumulative Repayment Amount.”

2.          No Other Amendments. Except as amended hereby, the Agreement shall remain in full force and effect as originally written.

3.          Governing Law; Jurisdiction. Section 9.8 of the Agreement shall apply to this Amendment mutatis mutandis.

4.          Execution in Counterparts. This Amendment may be executed in one or more identical counterparts, each of which shall be deemed to be an original, and which collectively shall be deemed to be one and the same instrument. In addition, signatures may be exchanged by PDF.

IN WITNESS WHEREOF, the Parties have caused this First Amendment to be executed as of the First Amendment Effective Date by their respective duly authorized representatives as set forth below.

VIVANI MEDICAL, INC.

By:

Title:

CORTIGENT, INC.

By:

Title:

Schedule 1.4

PROMISSORY NOTE

This Promissory Note (this “Promissory Note”) is made and entered into pursuant to that certain Transition Funding, Support and Services Agreement dated as of March 19, 2023 as amended by that certain First Amendment To Transition Funding, Support and Services Agreement dated August [•], 2023 (the “Agreement”) between Vivani Medical, Inc., a Delaware corporation (“Parent”), and Cortigent, Inc., a Delaware corporation (“Cortigent”), and this Promissory Note shall be considered an essential part of the Agreement. The date of issuance of this Promissory Note is [Date of end of Funding Support Term] (the “Issuance Date”). Capitalized terms used herein but not defined herein shall have the same meaning as set forth in the Agreement.

For value received, Cortigent hereby promises to pay to the order of Parent the principal amount of Two Million Dollars ($2,000,000.00) together with interest accruing on the outstanding amount at a rate of five percent (5%) per annum (or such maximum interest permitted by applicable Law, if less), such interest to commence accruing on the Issuance Date. The balance of principal and accrued interest shall be fully paid on or before 5:00 p.m. Pacific Time on the fifth (5th) anniversary of the Issuance Date.

All payments by Cortigent hereunder shall be (a) made in lawful money of the United States of America without set off, deduction or counterclaim of any kind whatsoever, (b) credited first to amounts for Parent’s costs of enforcing this Promissory Note, if any, second to any accrued interest under this Promissory Note and finally to the principal balance under this Promissory Note, and (c) deemed paid by Cortigent upon their actual receipt by Parent. This Promissory Note may be prepaid at any time without penalty, premium or discount.

This Promissory Note shall be considered as having been entered into by Parent and Cortigent in the State of California and shall be construed and enforced in accordance with the internal laws of the State of California. Except as set forth herein, Section 9.8 of the Agreement shall apply to this Promissory Note mutatis mutandis.

No delay or failure on the part of Parent to exercise any remedy or right shall operate as a waiver and these rights and remedies shall be deemed continuous, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or of any other right or remedy, and no right or remedy of Parent shall be deemed abridged, waived or modified by any course of conduct.

Cortigent waives presentment, protest, demand, notice of dishonor and all other notices that may be lawfully waived. Each party to this Promissory Note shall execute and deliver all instruments and documents and take all actions as may be reasonably required or appropriate to carry out the purposes of this Promissory Note. Each provision of this Promissory Note is valid and enforceable to the fullest extent permitted by applicable Law. If any provision of this Promissory Note (or the application of such provision to any person or circumstance) is or becomes invalid or unenforceable, the remainder of this Promissory Note, and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, are not affected by such invalidity or unenforceability.

[Signatures Follow]

IN WITNESS WHEREOF, the Parties have caused this Promissory Note to be executed by their duly authorized representatives.

Dated ____________

Cortigent, Inc.

By
[OFFICER NAME AND TITLE]

Dated ____________

Vivani Medical, Inc.

By
[OFFICER NAME AND TITLE]